Exhibit 99.1

Everspin Announces a $9.25M Contract to Provide MRAM Technology for Strategic Radiation Hardened eMRAM Macro

Everspin PERSYST MRAM technology will be used for the development of the domestic production of electronics for aerospace and defense

CHANDLER, Ariz.--(BUSINESS WIRE) –Aug 14, 2024-- Everspin Technologies, Inc. (NASDAQ: MRAM), the world’s leading developer and manufacturer of Magnetoresistive Random Access Memory (MRAM) persistent memory solutions, today announced a new strategic contract with Frontgrade Technologies. Under the contract, Everspin will provide its innovative PERSYST MRAM technology, logic design, and back-end-of-line manufacturing services to advance the development and demonstration of a Strategic Radiation Hardened (SRH) high-reliability eMRAM macro for use in future products by Frontgrade.

“Everspin is pleased to work with Frontgrade on a custom Radiation Hardened Spin Transfer Torque MRAM program,” said Sanjeev Aggarwal, President Technologies and CEO of Everspin Technologies. “Extending our decade-long relationship to next-generation MRAM, this project will expand MRAM’s use and availability to more defense and aerospace radiation-hardened use cases.”

This initiative supports both current and future Department of Defense (DoD) strategic and commercial space system requirements. It will be manufactured using Skywater RH90 CMOS in Bloomington, Minnesota and Everspin’s back-end-of-line MRAM process in Chandler, Arizona. The contract allows for phases totaling up to $9.25 million for Everspin Technologies over multiple years. The current phase with Everspin Technologies is valued at approximately $1.25 million. Upon successful performance of this phase, and at the discretion of the US Government, the contract allows for award of future optional phases.

About Everspin Technologies

Everspin Technologies, Inc., is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest-performance, non-volatile memory for Industrial IoT, Data Centers, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com.

Agency Contact:
Kiterocket
Stephanie Quinn
T: 480-316-8370
E: squinn@kiterocket.com

Source: Everspin Technologies, Inc.